Exhibit 99.1

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 848-6823
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES COMMENCEMENT OF AN OFFERING
OF $100 MILLION SECOND PRIORITY SENIOR SECURED FLOATING
RATE NOTES DUE 2012

HOUSTON, TEXAS December 1, 2006 - Geokinetics Inc. (OTCBB: GKNT) announced today that it has commenced an offering (the “offering”) of $100 million Second Priority Senior Secured Floating Rate Notes due 2012 (the “notes”).  The Company intends to use the net proceeds from this offering to repay a portion of the indebtedness incurred in the acquisition of Grant Geophysical, Inc.

The notes and the guarantees thereof will not be registered under the U.S. Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act of 1933 and any applicable state securities laws.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by Geokinetics based on

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX

management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.   Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding investor demand for the notes; prevailing market conditions; liquidity needs and the availability of financing; other uncertainties and matters beyond the control of management; and the other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY AND DOES NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFERING WOULD BE UNLAWFUL.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.